UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant ☐

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☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐       Definitive Proxy Statement

☒       Definitive Additional Materials

☐       Soliciting Material Pursuant to §240.14a-12

HEARTLAND GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Web Content - FAQs Regarding Proposals

FAQs REGARDING THE PROPOSALS

Why am I receiving a Proxy Statement?

You are receiving a Proxy Statement and your proxy card because you have the right to vote on important proposals concerning the Heartland Funds.

What are the two proposals about?

Proposal 1: Election of Directors to the Board

•	The Board has voted to increase the number of directors from four to six, which will result in two vacancies on the Board.

•	To fill these vacancies, the Board recommends two new director nominees who would be independent directors of Heartland Funds:

o	Ms. Dianna Gonzales-Burdin

o	Ms. Dina Tantra

•	The Board also recommends that you re-elect the current directors:

o	Mr. Ward Armstrong

o	Mr. Dale Kent

o	Mr. Robert Rudell

o	Mr. Will Nasgovitz

•	For more information regarding the qualifications of each nominee, please read their biographies included in the proxy statement that was mailed to you.

Proposal 2: New Advisory Agreement between Heartland Advisors and Heartland Funds

•	As part of Heartland Advisors’ succession plan, Mr. Bill Nasgovitz is transferring a controlling interest in the firm to his son, Mr. Will Nasgovitz.

•	As part of this change, a New Advisory Agreement is required between Heartland Funds and Heartland Advisors. As a result, we are asking shareholders of each Fund to approve the New Advisory Agreement.

Why is this change occurring?

The change is part of a long-term succession plan. Please note that if the New Advisory Agreement is approved by Heartland Funds shareholders, Heartland Advisors will remain 100% employee-owned, and the Nasgovitz family will continue to be its majority owner.

Will the change of control lead to Mr. Bill Nasgovitz’s retirement?

No. Mr. Bill Nasgovitz will remain the Chairman of Heartland Advisors and a co-portfolio manager of the Value Fund.

Will the change of control result in any changes to the Heartland Funds?

No. The proposed change of control is not expected to change in any way the day-to-day operations of the Funds. The Funds’ investment goals and investment policies will not change as a result of the proposed change of control of Heartland Advisors.

Will the investment advisory fee be the same upon approval of the New Advisory Agreement?

Yes. The investment advisory fee for each Fund will not change.

How does the Board recommend that I vote?

The members of the Board, the majority of whom are independent directors of Heartland Funds, recommend that you vote:

•	FOR each of the election of each director nominee and

•	FOR the approval of the New Advisory Agreement.

The reasons for the Board’s recommendations are discussed in more detail in the Proxy Statement that was mailed to you.

When will the change of control of Heartland Advisors take place?

Assuming the New Advisory Agreement is approved by the shareholders of each Heartland Fund, the change of control of Heartland Advisors is expected to take place in the second quarter of 2022.

Does my vote matter?

Yes. Every vote counts, and your vote is very important to us. If you do not vote to approve the New Advisory Agreement, and a sufficient number of votes are received to approve the Agreement, then the shareholder meeting will likely be adjourned to allow for additional solicitation of votes.

Web Content - FAQs Regarding Voting Information

FAQs REGARDING VOTING INFORMATION

How do I vote?

To vote by Internet

1)	Read the Proxy Statement and have the proxy card at hand. You should have received the proxy card in the mail.
2)	Visit http://www.proxyvote.com or scan the QR Barcode in the top right hand corner of your proxy card.
3)	Follow the instructions provided on the website.

To vote by Telephone

1)	Read the Proxy Statement and have the proxy card at hand. You should have received the proxy card in the mail.
2)	Call 1-800-690-6903
3)	Follow the instructions.

To vote by Mail

1)	Read the Proxy Statement and have the proxy card at hand. You should have received the proxy card in the mail.
2)	Check the appropriate box on the proxy card. You should have received the proxy card in the mail.
3)	Sign and date the proxy card.
4)	Return the proxy card in the envelope provided.

To vote In-Person

Attend the special meeting of Heartland Funds shareholders to be held on April 5, 2022 and vote in person. To obtain directions to attend the Meeting, please call (414) 347-7777.

How do I get additional copies of the proxy materials?

Additional copies of the Proxy Statement or the proxy card, including your QR code, can be emailed or sent to you via direct mail. These materials will be free of charge and delivered to you promptly.

To coordinate delivery of these materials, please contact the Shareholder Services Team via email or call 800-432-7856.

Where is my control number?

Your control number can be found on your proxy card if you are a direct owner or on your Voting Instruction Form if you hold your shares through a broker/financial advisor. You can contact your broker/financial advisor, and they can arrange to have a new Voting Instruction Form sent to you.

How do I get copies of the Funds’ shareholder reports, prospectus or SAI?

You may obtain either Fund’s shareholder reports, prospectus or SAI by visiting the Heartland Funds’ website at heartlandadvisors.com.

We can also mail or email you copies of the most recent shareholder report or current prospectus and SAI. These materials will be free of charge and delivered to you promptly.

To coordinate delivery of these materials, please contact the Shareholder Services Team via email or call 800-432-7856.

Will I continue to get contacted to vote on the proposals?

If you vote now, we will no longer contact you. If you wait to vote or don’t vote and the New Advisory Agreement has not been approved, we will continue to contact you.

How do I know that I am not being scammed?

If you would like to speak to a representative at Heartland Advisors to confirm that this is not a scam, please call Heartland Advisors at 414-347-7777.

Enews Content

Proxy Statement Information

If you received a Proxy Statement and a proxy card, it’s because you have the right to vote on important proposals concerning the Heartland Funds. Visit the following links for more information:
Download the Proxy Statement
FAQs Regarding the Proposal
FAQs Regarding Voting